Exhibit 10(dd)

FORM OF
FPL GROUP, INC.
AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN
DEFERRED STOCK AWARD

AGREEMENT

AGREEMENT, dated as of _____________, 2006 between FPL Group, Inc. (hereinafter called the "Company") and __________________ (hereinafter called the "Participant");

1.  Grant of Deferred Stock Award. The Company hereby grants to the Participant as of February 16, 2006 (the "Effective Date"), a Deferred Stock Award (the "Deferred Stock Award") consisting of [__________] shares of common stock of the Company ("Common Stock"), which shares shall be subject to the restrictions noted below. The number of shares of Common Stock comprising the Deferred Stock Award from time to time shall be referred to in this Agreement as the "Deferred Stock." The Deferred Stock, together with any dividends or other earnings or proceeds derived therefrom, shall be referred to in this Agreement as the "Deferred Stock Award."

2.  Issuance of Shares; Grantor Trust Fund.

(a)  Subject to the limitations and other terms and conditions set forth in this Agreement and the Company's Amended and Restated Long-Term Incentive Plan, as amended from time to time (the "Plan"), on or as soon as practicable following the Effective Date, the Company shall issue, in the manner and from the Common Stock authorized under the Plan, the Deferred Stock.

(b)  To assist it in meeting its obligations under this Agreement, the Company shall establish a trust fund (the "Deferred Stock Trust Fund") with [__________] as trustee (the "Deferred Stock Trustee") pursuant to a written trust agreement (the "Deferred Stock Trust Agreement"). The Deferred Stock Trust Agreement shall contain such terms and conditions not inconsistent with the Plan and this Agreement as may be determined by or under the authority of the committee constituted pursuant to section 2.07 of the Plan (the "LTIP Committee"), subject to the following:

(i)  the assets of the Deferred Stock Trust Fund shall be subject to the claims of the Company's general creditors in the event of the Company's insolvency (as such term is defined for purposes of Revenue Procedure 92-65, as modified from time to time); and

(ii)  the Company shall at all times be treated as the owner of the entirety of the Deferred Stock Trust Fund for federal income tax purposes under the so-called "grantor trust" provisions of sections 671 through 679 of the Internal Revenue Code of 1986 (the "Code").

Notwithstanding the establishment of the Deferred Stock Trust Fund, the Participant's rights under this Agreement shall be the same as those of other general, unsecured creditors of the Company.

3.  Dividends and Other Income.  In the event the Deferred Stock entitles its holder to a dividend payable in additional shares of Common Stock, such dividend shall be deposited with the Deferred Stock Trustee and shall, as of the ex dividend date for such dividend, become part of the Deferred Stock Award for all purposes of this Agreement. In the event the Deferred Stock entitles its holder to a dividend payable in property other than cash or Common Stock, such dividend shall be deposited with the Deferred Stock Trustees and shall, as of the ex dividend date for such dividend, become part of the Deferred Stock Award for all purposes of this Agreement, unless the LTIP Committee directs that such property be sold and the sales proceeds reinvested in additional shares of Common Stock. In the event the Deferred Stock entitles its holder to a cash dividend, such dividend shall be deposited with the Deferred Stock Trustees and shall, as of the ex dividend date for such dividend, become part of the Deferred Stock Award for all purposes of this Agreement. Unless the LTIP Committee directs otherwise, cash dividends paid with respect to Deferred Stock and the proceeds of sale of any property comprising the Deferred Stock Award shall be applied:

(a)  as soon as practicable after receipt, to the purchase of additional shares of Common Stock, to the extent the Participant is not then a reporting person under, or such purchases may then be made in reliance on exemption from the reporting requirements of, section 16(a) of the Securities Exchange Act of 1934, as amended ("the "Exchange Act"); and

(b)  in all other cases, during the period of ten (10) business days that begins on the second business day after the Company releases its financial results results for its most recently completed fiscal year.

Shares of Common Stock purchased in such manner shall be purchased by the Deferred Stock Trustee in transactions for the account of the Deferred Stock Trust Fund or, if not purchased in such manner, deposited with the Deferred Stock Trustee and shall, when purchased, become part of the Deferred Stock and the Deferred Stock Award.

4.  Voting and other Shareholders' Rights.  Unless otherwise determined by the LTIP Committee, any and all rights appurtenant to the Deferred Stock and other assets comprising the Deferred Stock Award, including but not limited to voting rights, responses to tender offers and exchange offers, election of consideration in business combination transactions, and dissent and appraisal rights, shall be exercised by the Deferred Stock Trustee as directed by the Company.

5.  Deferral Period.

(a)  The Deferred Stock Award shall not be distributed or distributable to the Participant prior to the end of a deferral period which shall begin on the Effective Date and end on:

(i)  January 1st of the calendar year following the calendar year in which the Participant experiences a Termination of Service; or

(ii)  if later and the Participant is a "specified employee" (within the meaning of section 409A of the Code and the regulations thereunder), the date which is six (6) months after the Participant's Termination of Service

(the "Deferral Period"). For purposes of this Agreement the term "Termination of Service" shall have the meaning assigned to it under section 409A of the Code and the regulations promulgated thereunder.

(b)  On or as soon as practicable following the last day of the Deferral Period, the Vested Portion of the Deferred Stock Award (as determined in accordance with section 6 of this Agreement) shall be distributed to the Participant (or in the event of the Participant's death, to his beneficiary determined in accordance with the terms of this Agreement). To the extent the Deferred Stock Award consists of shares of Common Stock distribution shall be made in kind. To the extent the Deferred Stock Award consists of property other than cash or Common Stock, distribution shall be made in cash unless the LTIP Committee directs otherwise. If the Deferred Stock Award consists of cash or other property in addition to Deferred Stock, the distribution shall be applied proportionately to each asset included in the Deferred Stock Award, unless the LTIP Committee determines otherwise.

6.  Vesting.

(a)  In General. Except as otherwise provided in this section 6, the Vested Portion of the Deferred Stock Award shall be (i) 0%, if the Participant's Termination of Employment occurs prior to March 15, 2011; (ii) 50%, if the Participant's Termination of Employment occurs after March 14, 2011 and prior to March 15, 2016; and (ii) 100%, if the Participant's Termination of Employment occurs on or after March 15, 2016. For all purposes of this Agreement, unless otherwise determined by the LTIP Committee, the Participant's Termination of Employment will occur on the date on which he ceases to perform any services for the Company or an affiliated entity for which he receives compensation that is reportable on IRS Form W-2 for federal income tax purposes.

(b)  Vesting due to the Death or Disability of the Participant. If the Participant's Termination of Employment results from the Participant's death or Disability, the Vested Portion of the Deferred Stock Award shall be the greater of the (i) percentage determined under section 6(a) of this Agreement or (ii) the percentage determined under the following table:

If Termination of Employment Due to Death or Disability Occurs		The Percentage Is
after	but prior to
January 1, 2006	January 1, 2007	10%
December 31, 2006	January 1, 2008	20%
December 31, 2007	January 1, 2009	30%
December 31, 2008	January 1, 2010	40%
December 31, 2009	January 1, 2011	50%
December 31, 2010	January 1, 2012	60%
December 31, 2011	January 1, 2013	70%
December 31, 2012	January 1, 2014	80%
December 31, 2013	January 1, 2015	90%
December 31, 2014		100%

Disability shall be considered to exist at the Participant's Termination of Employment if, on such date, the Participant is suffering from a medical condition which qualifies him (or would, upon completion of any applicable waiting or elimination period, qualify him) for benefits under the FPL Group Long Term Disability Plan for Executives as in effect on the date of this Agreement.

(c)  Vesting Due to a Change in Control.  In the event of a Change in Control, followed by the Participant's Involuntary Discharge without Cause or Resignation with Good Reason, the Vested Portion of the Deferred Stock Award shall be the greater of the (i) percentage determined under section 6(a) of this Agreement or (ii) the percentage determined under the following table:

If Termination of Employment following a Change of Control Occurs		The Percentage Is
On or after	but prior to
January 1, 2006	December 31, 2006	20%
December 31, 2006	December 31, 2007	30%
December 31, 2007	December 31, 2008	40%
December 31, 2008	December 31, 2009	50%
December 31, 2009	December 31, 2010	60%
December 31, 2010	December 31, 2011	70%
December 31, 2011	December 31, 2012	80%
December 31, 2012	December 31, 2012	90%
December 31, 2013		100%

For purposes of this section 6(c), the terms "Change in Control", "Involuntary Discharge without Cause" and "Resignation with Good Reason" shall have the meanings assigned to them in section 8. With respect to the Deferred Stock Award granted hereunder, the provisions of this section 6(c) shall supercede the provisions of that certain Executive Retention and Employment Agreement between the Participant and the Company dated ________, 200__ as such may have been amended ("Retention Agreement"), and the Participant specifically acknowledges and agrees that the terms and conditions of the Retention Agreement shall not apply to this Deferred Stock Award.

7.  Forfeitures.

(a)  If, on the date of the Participant's Termination of Employment, the Vested Portion of the Deferred Stock Award is less than 100%, the portion of the Deferred Stock Award that is not vested shall be forfeited and shall not be eligible to be reinstated in the event the Participant is subsequently re-employed. If the Deferred Stock Award consists of cash or other property in addition to Deferred Stock, the forfeiture shall be applied proportionately to each asset included in the Deferred Stock Award, unless the LTIP Committee determines otherwise.

(b)  If, at any time, the Participant violates any of the provisions of section 15, the Participant shall forfeit his entire interest, vested and unvested, in any portion of the Deferred Stock Award that has not been distributed.

8.  Certain Defined Terms.

    (a)  For all purposes of this Agreement, the term "Change in Control" shall have the meaning assigned to it under the Plan as in effect on the date of this Agreement.

(b)  For all purposes of this Agreement, "Involuntary Discharge without Cause" shall mean a Termination of Employment by the Company that is not for "Cause" described in section 7(b) of the Executive Retention Employment Agreement between FPL Group, Inc. and the Participant dated as of __________, 200__, as in effect on the date of this Agreement (the "Pre-Existing Retention Agreement") or the result of the Participant's death or Disability.

(c)  For purposes of this Agreement, "Resignation with Good Reason" shall mean the Participant's voluntary resignation under the circumstances described in section 7(c) of the Pre-Existing Retention Agreement.:

9.  Tax Withholding.  Upon vesting, distribution, or any other taxable event in relation to the Deferred Stock, the Company shall be authorized, in order to meet the Company's obligations for the payment of withholding taxes (including federal and state income taxes and payroll taxes applicable to the taxable income relating to such event), to remit (or direct the Deferred Stock Trustee to remit) the minimum required withholding taxes to the appropriate tax authority on the Participant's behalf and to deduct the amount so remitted from the Deferred Stock Award. Unless the Committee determines otherwise, any such deduction shall be applied first to cash balances included in the Deferred Stock Award, second (if necessary) to assets other than cash and Deferred Stock that comprise the Deferred Stock Award and third (if necessary) to Deferred Stock. Deductions applied to property other than cash shall be based on the fair market value of the property as of the date of withholding.

10.  Compliance with Laws and Regulations.

(a)  The Deferred Stock Award is intended to be, to the maximum extent permitted under applicable laws, an unfunded, non-qualified plan maintained primarily for the purpose of providing deferred compensation for highly compensated employees, as contemplated by sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. The Deferred Stock Award is not intended to comply with the requirements of section 401(a) of the Code or to be subject to Parts 2, 3, and 4 of Title I of ERISA. The Deferred Stock Award shall be administered and construed so as to effectuate this intent.

(b)  The Deferred Stock Award is further intended to be a non-qualified deferred compensation plan described in section 409A of the Code. The Deferred Stock Award shall be operated, administered, and construed to comply with the requirements of section 409A of the Code and the regulations thereunder. In addition, the Deferred Stock Award shall be subject to amendment, with or without advance notice to Participants and other interested parties, and on a prospective or retroactive basis, including but not limited amendment in a manner that adversely affects the rights of participants and other interested parties, to the extent necessary to effect such compliance.

11.  Designation of Beneficiary.  The Participant may designate a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive payments and other distributions in respect of the Deferred Stock Award upon the Participant's death. At any time, and from time to time, any such designation may be changed or canceled by the Participant without the consent of any beneficiary. Any such designation, change or cancellation must be by written notice filed with the Vice President, Human Resources of the Company and shall not be effective until received by the Vice President, Human Resources of the Company. If the Participant designates more than one beneficiary, such beneficiaries shall receive an equal portion of any distribution, unless the Participant has designated otherwise, in which case each beneficiary shall receive the portion designated by the Participant. If no beneficiary has been named by the Participant, the Participant's beneficiary shall be the executor or administrator of the Participant's estate.

12.  Nonassignability.  The Participant's rights and interest in the Deferred Stock and other vested balances may not be assigned, pledged, or transferred prior to the expiration of the Deferral Period except, in the event of death, to a designated beneficiary or by will or by the laws of descent and distribution.

13.  Effect Upon Employment.  This Deferred Stock Award is not to be construed as giving any right to the Participant for continuous employment by the Company or a subsidiary or to any specific term, condition or privilege of employment other than the Deferred Stock Award evidenced by this Agreement. The Company and its subsidiaries retain the right to terminate an employee at will and with or without cause at any time to the full extent such rights exist in the absence of this Agreement.

14.  Successors.   This Deferred Stock Award shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) of the Company. The Company shall require any successor to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

  Protective Covenants.  In consideration of the Deferred Stock Award granted under this Agreement, the Participant covenants and agrees as follows (the "Protective Covenants"):

(a)  During Participant's employment with the Company, and for a two-year period following the termination of the Participant's employment with the Company, Participant agrees not to compete or attempt to compete for, or act as a broker or otherwise participate in, any projects in which the Company has at any time done any work or undertaken any development efforts. Furthermore, during the Participant's employment with the Company, Participant shall not directly or indirectly solicit any of the Company's customers, vendors, contractors, agents, or any other parties with which the Company has an existing or prospective business relationship, for the benefit of Participant or for the benefit of any third party, nor shall the Participant accept consideration or negotiate or enter into agreements with such parties for the benefit of Participant or any third party.

(b)  During the Participant's employment with the Company and for a two-year period following the termination of the Participant's employment with the Company, the Participant shall not, directly or indirectly, on behalf of the Participant or for any other business, person or entity, entice, induce or solicit or attempt to entice, induce or solicit any employee of the Company to leave the Company's employ or to hire or to cause any employee of the Company to become employed for any reason whatsoever.

(c)  Participant shall not, at any time in the future and in any way, disparage the Company or its current or former officers, directors, and employees, orally or in writing, or make any statements that may be derogatory or detrimental to the Company's good name or business reputation.

(d)  Participant acknowledges that the Company would not have an adequate remedy at law for monetary damages if Participant breaches these Protective Covenants. Therefore, in addition to all remedies to which the Company may be entitled for a breach or threatened breach of these Protective Covenants, including but not limited to monetary damages, the Company will be entitled to specific enforcement of these Protective Covenants and to injunctive or other equitable relief as a remedy for a breach or threatened breach. In addition, upon any breach of these Protective Covenants or any separate Confidentiality Agreement between the Company and the Participant, all rights to receive shares of Common Stock and dividends under this Award shall be forfeited.

(e)  For purposes of this Section 15, the term "Company" shall include all subsidiaries and affiliates of the Company, including, without limitation, Florida Power & Light Company and FPL Energy, LLC, and their respective subsidiaries and affiliates.

(f)  Notwithstanding anything to the contrary contained in this Agreement, the terms of these Protective Covenants shall survive the termination of this Agreement and shall remain in effect.

16.  Incorporation of Plan's Terms.  This Agreement is made under and subject to the provisions of the Plan, and all the provisions of the Plan are also provisions of this Agreement. If there is a difference or conflict between the provisions of this Agreement and the mandatory provisions of the Plan, the provisions of the Plan will govern. If there is a difference or conflict between the provisions of this Agreement and a provision of the Plan as to which the LTIP Committee is authorized to make a contrary determination, the provisions of this Agreement will govern. (For example, the provisions of this Agreement with respect. to Change of Control shall govern.) All terms used herein are used as defined in the Plan as it may be amended from time to time, except where explicitly stated to the contrary. The Company and Committee retain all authority and powers granted by the Plan as it may be amended from time to time not expressly limited by this Agreement.

17.  Interpretation.  The Committee has the sole and absolute right to interpret the provisions of this Agreement.

18.  Governing Law/Jurisdiction.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, without regard to its conflict of laws principles. All suits, actions, and proceedings relating to this Agreement may be brought only in the courts of the State of Florida located in Palm Beach County or in the United States District Court for the Southern District in West Palm Beach, Florida. The Company and Participant shall consent to the nonexclusive personal jurisdiction of the courts described in this section for the purpose of all suits, actions, and proceedings. The Company and Participant each waive all objections to venue and to all claims that a court chosen in accordance with this section is improper based on a venue or a forum non conveniens claim.

By signing this Agreement, the Participant accepts and agrees to all of the foregoing terms and provisions and to all the terms and provisions of the Plan incorporated herein by reference and confirms that he has received or has access to a copy of the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FPL GROUP, INC.

Participant